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                                                                   EXHIBIT 10.6

                        NBC-IN CONTENT PROVIDER AGREEMENT


        This NBC-IN Content Provider Agreement (this "Agreement"), dated as of February 26, 1998 (the "Effective Date"), is by and between 2 WAY MEDIA, INC. a Delaware corporation, ("Company"), and NBC MULTIMEDIA, INC., a Delaware corporation ("NBC").

                                    RECITALS

A. Concurrently with the execution and delivery of this Agreement and the Strategic Alliance Agreement of even date herewith between the parties (the "Strategic Alliance Agreement"), and pursuant to the terms and conditions of that certain Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") by and between Company, NBC and other investors, Company shall issue and NBC shall receive 1,960,784 ($3mm) shares (the "Purchased Shares") of Company, Series D Stock, as such term is defined in the Securities Purchase Agreement.

B. As a condition to, and as sole consideration for, the issuance of 653,595 ($1mm) of the Purchased Shares covered by the Securities Purchase Agreement, NBC has agreed to enter into this Agreement pursuant to which, and subject to the terms and conditions set forth below, Company shall create myLAUNCH Local Sites in connection with NBC's NBC-IN online service as described below.

        NOW, THEREFORE, in consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, NBC and Company agree as follows:

                                    AGREEMENT

1. Description of NBC-IN. NBC has created a menu of localized world wide web services ("NBC-IN") which it offers to the NBC Television Network's ("NBC TV") owned and operated stations and interested affiliates (the "Stations"). NBC agrees that customized versions of the purchasing service which is part of the myLAUNCH online music content, information and purchasing service created and operated by the Company ("myLAUNCH") shall be among the services offered as part of such platform subject to the terms and conditions hereof Company acknowledges (i) that each Station will have the sole right to determine which individual services it will accept as part of the NBC-IN, (ii) that myLAUNCH may or may not be included in any individual Station's list of such services, and (iii) that NBC and declining Stations shall have no liability or obligations to Company due to any Stations' decision not to so include myLAUNCH.

2. Creation of myLAUNCH Local Sites. (a) Company agrees that it shall create a new version of its myLAUNCH site which will consist of a customized and localized jump page containing certain material which is relevant to such user and which will primarily direct NBC-IN users to areas of myLAUNCH focused on the on-line-purchase of any merchandise or services offered for sale by Company on myLAUNCH, including music


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        CDs, audio tapes or CD-ROMs ("Products") but which may, in addition, direct such users to myLAUNCH areas containing certain mutually agreeable supplementary information which relates to such purchases (i.e., reviews and release information) for use by Stations participating in the NBC-IN ("myLAUNCH Local Sites"). Such customized versions will be designed and operated through the technological cooperation of Company, NBC, the Stations and NBC's technology partners (as described below in Section 4(c)) so that online users of the Stations' world wide web sites (the "Station Sites") shall be provided with a version of myLAUNCH which is designed to provide branding and purchasing information relevant to such users' geographical markets. Company agrees that it shall use commercially reasonable efforts to make the initial version of the myLAUNCH Local Sites available for use by commercial users by no later than [*] months following the Effective Date hereof.

(b) NBC and Company shall mutually agree upon the final form and content of the myLAUNCH Local Sites, but, at a minimum, the myLAUNCH Local Sites will consist of: (i) individualized Station "jump pages" which contain branding and other material to be provided by NBC and each of the relevant Stations and which will contain links to the areas of myLAUNCH described in Exhibit A, and (ii) customized, traveling branding and advertising that will appear on any myLAUNCH pages accessed by users after the initial jump page has been viewed. All such NBC and Station branding shall link back to either the NBC-IN homepage or the appropriate page on the Station Site. Each such myLAUNCH Local Site shall be framed within a sub-page of the Station Site but will contain material to be provided by Company and located on Company's server. As a result, all online users will be accessing and bookmarking the myLAUNCH Local Site content through the NBC-IN's portion of the Station's URL. Except as described above and approved by NBC, the "jump pages" of the myLAUNCH Local Sites and any pages of the myLAUNCH Local Sites which are reached directly (i.e., in one click) from the "jump pages", other than the page accessed via the General Service Link (as described in Exhibit
        A), will not include any (i) local music content or information (e.g., a list of upcoming local music events), other than purchasing information,
        (ii) news, or (iii) any branding of, or links to, any Other Networks' material (as such term is defined below). Finally, if the categories of content currently included in any of the areas of myLAUNCH which are reached from the "jump pages", other than via the General Service Link, are changed in the future and any of the new categories of content include any categories of information which NBC reasonably believes are in violation of either any contracts with other NBC-IN content providers existing as of the date hereof or NBC Broadcast Standards and Practices, then Company may choose to either alter such areas in a manner which removes or blocks such objectionable categories of content for users of the myLAUNCH Local Sites in a manner which is acceptable to NBC or permit NBC to remove the links on the "jump pages" to such areas.

(c) Company agrees to allow all users to have access to all myLAUNCH features currently accessible in the myLAUNCH "Guest" mode which are described in Exhibit A, as well as the right to purchase Products, without having to complete the registration process offered to users of myLAUNCH. NBC acknowledges that Company may make



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        commercially reasonable efforts to encourage all users to register with
        Company through promotional opportunities within the myLAUNCH Local Sites which are reasonably acceptable to NBC.

3. Links. (a) As a condition of utilizing the NBC-IN, each participating Station will be required to devote a standardized portion of the front page of the Station Site to NBC-IN, subject to Station's right to have overall design control of the Station Site. Each Station shall be encouraged to devote enough space on its front page to permit the placement of a NBC-IN navigation menu, but at a minimum, each participating Station Site's front page shall contain a prominent hotlink to a special sub-page devoted to hotlinks for all of the services making up the NBC-IN the size of which shall be comparable to that of any other link to a service offered by the Station.

(b) NBC agrees that a hotlink to the myLAUNCH Local Sites will either appear on the NBC-IN navigation menu or will be rotated into such navigation menu on an equal basis with the hotlinks of other content providers, subject to NBC's right to group brands and/or generic categories and sub-categories concerning all of its service providers in manners and sizes which are most useful to users of the Station Sites. In addition, NBC agrees that a hotlink to the myLAUNCH Local Sites will appear on the main NBC-IN homepage which NBC-IN homepage shall be accessible in one link from NBC.com as well as all Station Sites participating in NBC-IN. The various hotlinks to the myLAUNCH Local Sites shall contain an icon and/or text provided by Company which is reasonably acceptable to NBC (the "myLAUNCH Link").

4. Management of myLAUNCH Local Sites. The day-to-day management of the myLAUNCH Local Sites, and all costs associated therewith, shall be the responsibility of the Company subject to the following:

(a) Content and Service - Company will provide all of the content and services for each of the myLAUNCH Local Sites, provided that as part of the localization and customizing process required herein, NBC and the Stations may provide material in their own discretion for use on the relevant myLAUNCH Local Sites and Company will make good faith efforts to include such material on the relevant myLAUNCH Local Sites. Company will acquire all necessary rights and licenses required for the operation of each myLAUNCH Local Site as contemplated herein and for the acquisition and use of any content and technology not provided by NBC and the Stations. Each of the Company, NBC and the Stations will retain and own all copyrights and other intellectual property rights in, and to, the material which that entity contributes for use hereunder.

(b) Editorial - Once the parties have mutually agreed upon the final form and content of themyLAUNCH Local Sites pursuant to Section 2, day to day editorial standards and direction regarding the inclusion and presentation of content of material on the myLAUNCH Local Sites will come from Company, subject to NBC's right to reject the types of content described in Section 2(b) and right to approve all uses of any material provided by NBC or the Stations as described below. In addition, Company agrees to



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        consider all reasonable requests and suggestions regarding individual
        myLAUNCH Local Sites which are made by NBC and the relevant Stations. Company also agrees that the myLAUNCH Locals Sites and myLAUNCH will not contain any Adult Content and will comply with any other NBC Broadcast Standards and Practices which may apply thereto and with the Rules and Regulations of the Federal Communications Commission and any other governmental body having jurisdiction. For purposes hereof, the term "Adult Content" shall mean any material, including audio or video material, which is pornographic or which contains nudity, explicit sexual material or depictions of sexual acts any of which is beyond that normally broadcast over NBC TV.

(c) NBC and Station Material - Company agrees that NBC shall have final approval regarding all aspects of Company's integration of any material provided by NBC or the Stations or their affiliates, licensors or suppliers into the myLAUNCH Local Sites. NBC shall have sole discretion regarding how it exercises such approval rights and may reject any use or presentation of such material in the myLAUNCH Local Sites for any, or no, reason. The use by Company of any material provided by NBC or the Station or their affiliates, licensors or suppliers must comply with all NBC guidelines regarding the use of intellectual property related to any NBC TV television show or talents' names, likenesses and images and any other requirements related thereto of which Company is informed by NBC. Company agrees to obtain NBC's prior written approval to any use of any NBC or Station branding or other material provided by NBC or the Station or their affiliates, licensors or suppliers which is not specifically contemplated by the terms hereof.

(d) Technology - myLAUNCH will be responsible for all maintenance of the myLAUNCH Local Sites (including customer service, technical upkeep, etc.) and the costs associated therewith, including the costs of coding such sites to recognize which Station Site directed the user thereto. NBC and its technology partner shall be responsible for the framing of the myLAUNCH Local Sites as contemplated herein. Company will provide all necessary facilities, servers, connectivity and related equipment and technology required to host the myLAUNCH Local Sites on Company's internet servers. Company agrees that, at all times during the term of this Agreement, the resources it provides to host the myLAUNCH Local Sites shall be sufficient to support and manage the simultaneous users that wish to use the myLAUNCH Local Sites at any time. Company will identify and track users who enter the myLAUNCH Local Sites via NBC-IN and be able to organize this data, including transaction data, in order to show which Station Site sent such user thereto. Company will also provide any other data and statistics regarding users of the myLAUNCH Local Sites which NBC reasonably requests, including the data described in Section 9(b). Company agrees to work with NBC's technology partners to coordinate the interface between the myLAUNCH Local Sites and the Station Sites so that the myLAUNCH Local Sites will provide the required services contemplated herein.

(e) Branding - The myLAUNCH Link may be branded with material to be provided by Company, subject to NBC's approval thereof. The myLAUNCH Local Sites will be co-branded with trademarks and other material to be provided by NBC, the Stations and



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        Company subject to the approval of each party and provided that the size of all such brands and the design of all NBC and Station brands shall be left to the sole discretion of NBC. The parties agree that the Company's brands on the MYLAUNCH Local Sites shall be no less than [*] the size of, but as visible as, the brands of NBC and the relevant Stations. Company agrees to abide by all requirements and guidelines which NBC and the Stations may have regarding the use of their trademarks, service marks and other brands and agrees that it shall make no use of such marks and brands which is not approved in advance by NBC and the relevant Stations. All use by Company of any NBC or Station trademarks, service marks or other brands shall inure to the benefit of NBC and the relevant Station, and Company shall not obtain any ownership interests in any such branding. NBC agrees to abide by all requirements and guidelines which Company may have regarding the use of its trademarks, service marks and other brands on NBC-IN. All use by NBC of any Company trademarks, service marks or other brands shall inure to the benefit of Company, and NBC shall not obtain any ownership interests in any such branding. Branding for all other areas of the NBC-IN and the Station Sites shall be at the sole discretion of NBC and the Stations.

5. Promotion. As a condition of utilizing the NBC-IN, each Station will be required to offer a minimum of [*] on-air promos concerning, or mentions of, the URL address of the Station Site per week. NBC shall provide Stations with appropriate "calls-to-action" examples to enable such Stations to include NBC-IN information as part of such promos or mentions. In addition, Company will provide NBC with regular information which NBC will provide to the Stations for use in such Stations' sole discretion if they choose to promote the MYLAUNCH Local Sites in connection with such Stations' Station Sites.

6. Exclusivity. (a) For the term hereof, NBC agrees that NBC-IN will feature myLAUNCH as its primary provider of online music purchasing services, provided that Company acknowledges that nothing in this
        Section 6 or elsewhere in this Agreement shall restrict NBC's rights in any way in connection with NBC's world wide web site ("NBC.com"), MSNBC Interactive, Intellicast.com or any other or future NBC related interactive (or other) services other than NBC-IN. Notwithstanding the foregoing, Company acknowledges that (i) other services provided by third parties, such as [*] may be offered to the Stations by NBC as part of NBC-IN which provide online music purchasing services in addition to their primary services as long as NBC does not offer such third party services in place of Company's service on NBC-IN or materially promote such competing aspects of such third party services to the Stations or the public (other than through general advertising) in connection with NBC-IN and (ii) NBC will have no ability to prevent the Stations from placing competing services elsewhere on their own Station Sites. In addition, NBC agrees that it will make commercially reasonable efforts to prevent the "jump pages" of the localized versions of any future third party services included on NBC-IN from containing a material amount of music content or information of a type that would be reasonably considered competitive with that provided on the

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        myLAUNCH service; provided, however, that such prohibition shall not apply to online services related to radio broadcasting (e.g., radio network schedules and information) or third party media sites which contain information regarding a variety of topics (e.g., newspaper or general entertainment services). In addition, NBC will not enter into any additional agreements with any other third-party primarily relating to the provision of music content and information to NBC-IN. The exclusivity terms hereof will not prevent NBC or the Stations from placing banner advertising of any party, including any Prohibited Sponsor, on NBC-IN or anywhere else other than on the myLAUNCH Local Sites.

(b) Company agrees that it will not provide substantially similar localized myLAUNCH content or service to, or allow the content or service to be connected or integrated in any way with, any television broadcasters or stations, any regional television broadcast network or cable programmers [*] or their affiliates, other than [*], or such entities' world wide web sites (the "Other Networks"). In addition, Company will not provide a substantially similar myLAUNCH local site or service to any third-party interactive media company acting as an aggregator of content and/or services that redistributes myLAUNCH content to Other Networks. Notwithstanding the foregoing, if any Station chooses not to accept the myLAUNCH Local Site as part of NBC-IN, then Company will be free to provide its myLAUNCH service to any Other Network within such market as long as the service is localized and intended for use within such geographic market only. The exclusivity terms hereof will not prevent Company from placing banner advertising of any party, including any Other Network, anywhere on the general myLAUNCH Service other than on the myLAUNCH Local Sites.

7. Advertising Sales. (a) Company shall be responsible for the sale of advertising inventory and sponsorships to be placed on each myLAUNCH Local Site. Company will use best efforts to sell such advertising and sponsorships, and if any such inventory remains unsold, then each party shall have the right to use [*] of the amount of such unsold inventory for its own purposes, subject to the restrictions described herein, and [*] of such inventory shall be used to promote other areas of myLAUNCH co-branded with Company and NBC branding. Company shall have the responsibility of administering the contract for such advertising, paying all necessary expenses and collecting all fees related thereto. Company acknowledges that NBC and the Stations will be solely responsible for the sale of advertising which appears within the area of the Station Sites which frames myLAUNCH Local Sites and that Company will have no right to advertising revenues received by NBC and Stations in connection with such frames or any other portions of the Station Sites other than the myLAUNCH Local Sites.

(b) NBC and Company will coordinate their advertising efforts so that they can avoid confusion in the marketplace and elsewhere. Company will (i) comply with all Company advertising standards as well as any and all relevant NBC Advertising Standards, (ii) not act as a representative for NBC or any NBC content or property in the advertising


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        marketplace, (iii) will not sell advertising appearing in the myLAUNCH
        Local Sites to any Other Network, and (iv) not permit any such advertising to refer to, or imply an endorsement of any kind by, NBC or its affiliates or any of NBC's or its affiliates', licensors' or suppliers' properties, talent or licensors. In addition, all such advertising and sponsorships shall be subject to NBC's approval and will comply with any applicable NBC guidelines regarding the use of intellectual property related to any NBC TV television show or its talent's likenesses and images and any other requirement related thereto.

8. Financial Terms. Company agrees that it will be responsible for all costs and expenses associated with the creation and operation of the myLAUNCH Local Sites. All revenues associated with myLAUNCH shall be split among NBC and Company monthly as follows:

(a) Advertising Sales on myLAUNCH Local Sites. Company will pay NBC [*] attributable to sales of advertising and sponsorships on the myLAUNCH Local Sites. For purposes hereof, the term "Net Advertising Revenue" shall mean all advertising revenue actually collected by Company in connection with the myLAUNCH Local Sites (including in-kind compensation) less actual selling commissions, agency commissions, and all actual out of pocket expenses directly incurred by Company in connection with creating, selling and fulfilling such advertising, which commissions and expenses shall in no event in total [*].

(b)     Transactions. Company shall pay NBC fifty percent (50%) of the total of
        (i) all actual Company gross receipts from transactions occurring anywhere on myLAUNCH, including the sale of any Products, attributable to users coming to the myLAUNCH through NBC-IN or the myLAUNCH Local Sites, less only (ii) the direct, identifiable and actual cost of goods sold, fulfillment expenses, discounts, bad debts, sales taxes, and returns related to such transactions; provided that NBC will not share in any revenue derived from the sale of any merchandise directly based on Company's trademarks, service marks, designs or logos (e.g., LAUNCH T-shirts) and the LAUNCH CD-ROM magazine. If the total expenses exceed revenues for such transactions, such amount may not be used to offset any payments otherwise owed to NBC hereunder, including payments attributable to advertising. Subject to the right to deduct such expenses from revenues as described above, Company shall be solely responsible for the payment of any and all sales and applicable taxes related to the orders and sales of Products. Company agrees that the revenue share described in this Section 8(b) is [*].




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(c)     Other Revenue. The parties agree that if Company derives any other type of revenue from myLAUNCH other than that described in sub-sections (a) and (b) above, then the portion of such revenue attributable to traffic coming from NBC-IN and the myLAUNCH Local Sites shall be divided between the parties in a manner which is mutually agreed upon by both parties at the time when Company begins to collect such revenue.

9. Payment and Audit Conditions. (a) Payments. Company will remit to NBC, within thirty (30) days after the end of each calendar quarter, an amount equal to the total fees owed to NBC by Company pursuant to
        Section 8 for activities occurring during the previous quarter. Such payment shall be accompanied by a statement which will provide support for Company's calculation of such fees. Such support shall, at a minimum, provide enough detail regarding each element involved in making the revenue calculations in Section 8 (e.g., advertising revenues and each cost component related thereto) to permit NBC to independently verify such calculations. The parties agree that all revenues associated with the myLAUNCH Local Sites collected by Company and not otherwise owed to Company shall be paid directly to NBC and not to any of the individual Stations.

(b) Statements. In addition to the quarterly revenue statements, Company shall render to NBC an additional quarterly statement which will include, at a minimum, the following types of information:

        (i) Details regarding the traffic to the myLAUNCH Local Sites and other areas of myLAUNCH who are directed there via either NBC-IN or the myLAUNCH Local Sites including the number of visitors to the myLAUNCH Local Sites, the number of separate subpages of the myLAUNCH Local Sites and myLAUNCH accessed by such visitors and the number of users who placed orders for Products during the relevant period.

        (ii) Descriptions of users of the myLAUNCH Local Sites and other areas of myLAUNCH who are directed there via either NBC-IN or the myLAUNCH Local Sites, including the name, address, form of order payment (e.g. Visa or AMEX), if any, and electronic mail address of each user, the Products, if any, ordered by such user, the sales price for the items in any order placed by the user and any other information gathered by Company regarding such users; provided, however, that NBC shall not receive any such information which Company is forbidden to disclose due to outstanding contractual arrangements or the standard privacy policy which Company provides to users when it collects such information.

        (iii) Details regarding quality control in connection with any purchases of Products by users which will include, at a minimum, the number of complaints received by Company in connection with the orders during the relevant period and statistics regarding the failure rate of Company's order fulfillment system as well as the causes thereof.

(c) Audit Rights. Company shall at all times keep an accurate and auditable account of the sources of revenue and expenses described in Section 8 adequate to verify (i) ny fees or other payments required pursuant to the terms hereof, (ii) all Net Revenues, (iii) all transactions on myLAUNCH covered by the terms hereof and (iv) any other information



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        which Company is obligated to provide NBC hereunder. Company shall retain such records during the term of this Agreement and for a period of one year following the expiration or termination of the Agreement. NBC, its agents, or an independent auditor appointed by NBC, shall have the right to inspect, audit and analyze such records up to two times each year upon reasonable notice during regular business hours to verify compliance with this Agreement. NBC shall bear the costs of such audits unless (i) such audits reveal a discrepancy of more than five percent (5%) between the payments paid by Company to NBC and the actual payments due pursuant to this Agreement or (ii) in the event such audit revels a material breach of the Agreement, in which cases Company shall reimburse NBC for the reasonable cost of such audit.

10. Representations and Warranties. (a) Company represents and warrants to NBC and the Stations that it has the right and power to perform its obligations and to grant the rights granted herein, that Company's creation and operation of the myLAUNCH Local Sites pursuant to this Agreement will not violate any agreement or obligation between Company and a third party or any laws or regulations and that, except for material provided by NBC and the Stations, the content included on the myLAUNCH Local Sites and the myLAUNCH Link as well as the operation of the myLAUNCH Local Sites as contemplated herein will be accurate and correct, will not violate or infringe the copyright, trademark, trade name, patent, literary, intellectual, artistic or dramatic right, right of publicity or privacy or any other right of any entity or person or contain any material which is Adult Content, libelous, slanderous or defamatory. Company also agrees that the myLAUNCH Local Sites, including any software or hardware provided by Company in connection therewith,
        (i) will not violate or infringe the intellectual property rights of any third party, (ii) will be operated and maintained with professional diligence and skill and in a manner consistent with reasonable commercial standards, and (iii) will operate as described in this Agreement, including any specifications and guidelines mutually agreed upon by the parties from time to time during the term hereof. Finally, Company represents, warrants and agrees that the myLAUNCH Local Sites and myLAUNCH do not currently, and shall not in the future, contain or link to Adult Content. Notwithstanding the forgoing, NBC acknowledges and agrees that Company cannot prevent users of myLAUNCH and the myLAUNCH Local Sites from placing links to Adult Content of users own choosing on users' customized "member" pages, but Company agrees that it shall not promote any Adult Content or encourage users to link thereto.

(b) NBC represents and warrants to Company that it has the right and power to perform its obligations and to grant the rights granted herein and that the material provided by NBC to Company for inclusion on the myLAUNCH Local Sites, which NBC has approved for use as contemplated herein, will be accurate and correct and will not violate or infringe any third party rights, including intellectual property rights.

11. Indemnity. (a) Company agrees to indemnify and hold harmless NBC, its affiliates, and their respective directors, officers, agents, employees, shareholders, partners and members against and from any and all third party claims, and any liability, loss and



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        damages, including reasonable attorneys' fees, related thereto, caused by or arising wholly or in part out of (i) Company's violation of the representations and warranties described in Section 10(a), (ii) Company's performance of the services described in this Agreement, (iii) Company's acts or omissions including any breach of any of its obligations under this Agreement and (iv) any transactions with users of the myLAUNCH Local Sites or myLAUNCH, including, but not limited to, any purchases of Products by such users.

(b) NBC's Obligation. NBC agrees to indemnify and hold harmless Company and its respective directors, officers, agents, employees, shareholders, partners and members against and from any and all third party claims, and any liability, loss and damages, including reasonable attorneys' fees, related thereto, caused by or arising wholly or in part out of (i) any violation of the representations and warranties described in Section 10(b), (ii) NBC's performance of the services described in this Agreement, (iii) NBC's acts or omissions including any breach of any of its obligations under this Agreement.

(c) Control of Litigation. The indemnitor hereunder shall have full control of the defense of such litigation and, subject to sub-section (d) below, may settle, compromise or adjust the same, provided, however, that the indemnitee, upon relieving the indemnitor in writing of the obligations imposed hereunder for defense and indemnification, shall have the right, if it so elects, to conduct such litigation at its own expense by its own counsel.

(d) Notice and Duration. The above obligations for defense and indemnification shall be imposed only if (1) the indemnitee sends to the indemnitor timely written notice of first service of process upon the indemnitee and a timely written request to defend the litigation (such notice and request shall be deemed timely if given within a reasonable length of time after receipt of service by the indemnitee and a reasonable length of time prior to the date by which first response to such process is legally required, considering all the circumstances);
        (2) while such litigation is pending, the indemnitee upon request, shall furnish to the indemnitor all relevant facts and documentary material in the former's possession or under its control, and shall make its employees or other persons under its control with knowledge of relevant facts available to the indemnitor for consultation and as witnesses at their customary places of business; and (3) the indemnitee does not enter into any settlement relating to any claim for which it requests indemnification hereunder without the approval of the indemnitor.

(e) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROSPECTIVE PROFITS OR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES BY REASON OF ANY FAILURE BY SUCH PARTY TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT EXCEPT UNDER THE INDEMNITY PROVISIONS OF SECTION 10. NBC will have no liability for the adequacy of performance of myLAUNCH OR THOSE PORTIONS OF the myLAUNCH LOCAL SITES WHICH ARE NOT CONTROLLED BY NBC.

12. Term. The initial term of this Agreement (the "Initial Term") shall be for twenty-six (26) months from the Effective Date. At the end of the Initial Term, if the parties have extended the Strategic Alliance for an additional two (2) year period pursuant to the terms of that Agreement, then the term hereof shall also be extended for an additional two (2) years upon the terms hereof (the "Renewal Term").

13. Termination. (a) By NBC for Convenience - NBC can terminate this Agreement at any time and for any reason by providing Company with ninety (90) days prior written notice subject to the following terms:

        (i) For any termination taking effect at any time within [*] months of the Effective Date, NBC shall return [*] of the Purchased Shares to Company (i.e., [*] of Purchased Shares attributable to this Agreement) with the price per share of the Purchased Shares equal to the Original Purchase Price;

        (ii) For any termination taking effect at any time after [*] months from the Effective Date and up to the end of the Initial Term, NBC shall return [*] of the Purchased Shares to Company (i.e., [*] of Purchased Shares attributable to this Agreement) with the price per share of the Purchased Shares equal to the Original Purchase Price. For purposes hereof, the term "Original Purchase Price" shall mean the price per share applicable to the Purchased Shares as of the Effective Date hereof which is $1.53.

(b) By NBC for Change in Control - In addition, if the ownership of a significant portion of the equity of Company, or all or substantially all of the assets of Company, is transferred at any time during the term, then NBC shall have the option of terminating this Agreement on five (5) business days prior written notice without returning any of the Purchased Shares if the ownership of such equity or assets are transferred to any (i) Other Network, (ii) any provider of Adult Content or (iii) any other party with whom NBC reasonably chooses not to be associated, other than Company's current shareholders (including all purchasers of Series D Preferred Stock of the Company). Transfer of any amount of such equity or assets shall be deemed significant when the parties described in (i) and (ii) in the previous sentence are involved, but such figure shall be deemed to be at least [*] of Company's equity when the parties described in (iii) in the previous sentence are involved.

(c) By Company for Convenience - Company may terminate this Agreement at any time and for any reason by providing Company with [*] days prior written notice subject provided that in the case of such termination NBC shall be entitled to retain all of the Purchased Shares.

(d) Due to Material Breach by NBC - In the event that NBC commits a material breach of a material obligation of this Agreement, Company shall provide NBC with written notice of such breach, and if NBC fails to cure such breach within [*] days of receipt of such written notice, this Agreement shall immediately terminate at the end of such cure period. Upon a termination pursuant to this Section 13(d), NBC shall return the


[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
      FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        Purchased Shares, if any, which it would have been otherwise required to return pursuant to the terms of Section 13(a), calculated as of the effective date of such termination. This right of termination shall be in addition to all other rights and remedies at law or in equity.

(e) Due to Material Breach by Company - In the event that Company commits a material breach of a material obligation of this Agreement, which shall include any distribution of Adult Content in the Co-branded Areas or myLAUNCH in violation of Section 4(b), NBC shall provide Company with written notice of such breach, and if Company fails to cure such breach within [*] of receipt of such written notice, this Agreement shall immediately terminate at the end of such cure period. Upon a termination pursuant to this Section 13(e), NBC shall be entitled to retain all of its Purchased Shares. This right of termination shall be in addition to all other rights and remedies at law or in equity.

14. Confidentiality. (a) Restrictions on Use and Disclosure - Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each party will use its best efforts not to disclose to third parties the other's Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license rights are granted in any Confidential Information. For purposes hereof, the term "Confidential Information" shall mean (i) any trade secrets relating to either party's product or service, plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; and (ii) the specific terms and conditions of this Agreement, but "Confidential Information" shall not include information that: (i) is or becomes generally known or available, whether by publication, commercial use or otherwise, without restriction on disclosure and through no fault of the receiving party;
        (ii) is known by the receiving party prior to the time of disclosure;
        (iii) is independently developed or learned by the receiving party without reference to any Confidential Information of the disclosing party; or (iv) is lawfully obtained from a third party that the receiving party reasonably believes has the right to make such disclosure.

(b) Limitations - The other provisions of this Agreement notwithstanding, either party will be permitted to disclose the terms and conditions of this Agreement to their outside legal and financial advisors and to the extent required by applicable law; provided however that before making any such required filing or disclosure, the disclosing party shall first give written notice of the intended disclosure to the other party, within a reasonable time prior to the time when disclosure is to be made, and the disclosing party will exercise best efforts, in cooperation with the other party, consistent with reasonable time constraints, to obtain confidential treatment for all non-public and sensitive provisions of this Agreement, including without limitation dollar amounts and other numerical information.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

15. Press Release. Within a reasonable period following the execution hereof, NBC and Company will issue a mutually agreeable joint press release and any other mutually agreed upon promotional materials regarding the relationship described in this Agreement and the Strategic Alliance Agreement.

16. Miscellaneous. (a) Governing Law - This Agreement shall be governed and construed in accordance with the laws of the State of New York (excluding the laws regarding conflict of laws questions).

(b) Relationship of the Parties - It is understood that this Agreement does not create any partnership, joint venture or employment relationship between the parties, that both parties are acting as independent contractors with respect to each other, and that none of the employees of either party shall be deemed to be employees of the other party for any purpose. Each party shall pay and be solely responsible for all contributions, taxes and premiums payable under any and all applicable, laws, rules or regulations with respect to employees.

(c) Severability - If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of this Agreement as a whole or of any other part of this Agreement. Any such provision shall be enforced to the maximum extent permissible. In the event such provision is considered an essential element of this Agreement, Company and NBC agree to promptly negotiate a replacement thereof/

(d) Notices - Any notice or other communication under this Agreement shall be sufficiently given if given in writing and delivered by hand delivery, or in lieu of such personal service, twenty-four (24) hours after delivery to a courier service, to the addresses listed below. Either party may designate a different address by giving notice of change of address in the manner provided above.

        To Company:                         To NBC:
        2 Way Media, Inc.                   NBC Multimedia, Inc.
        1632 Fifth Street, #330             30 Rockefeller Plaza
        Santa Monica, California 90401      New York, New York 10112
        Attn: Robert Roback                 Attn: Andrew Shotland
        Fax: (310) 576-6070                 Fax: (212) 245-4622
                                            With a copy to:

                                            National Broadcasting Company, Inc.
                                            30 Rockefeller Plaza, 10th Floor
                                            New York, New York 10112
                                            Attn:  Legal Department
                                            Fax:(212) 977-7165

(e) Survival - Sections 9, 10, 11, 13, 14 and 16 will survive the expiration or termination of this Agreement.

(f) Assignment - Either party shall have the right to freely assign or transfer, in whole or in part, any of its rights, interests, benefits or obligations hereunder, including the Agreement itself, to any party in its sole discretion. Notwithstanding the foregoing, Company may not assign this Agreement to any of the parties described in subsections
        (i)-(iii) of Section 13(b), and NBC may not assign this Agreement to any Prohibited Sponsor. This Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(g) Waiver/Modification - No modification or amendment to, or waiver of, this Agreement will be binding and valid unless it is in writing and executed by the party against whom enforcement is sought. No waiver of a breach of any provision of this Agreement or of any default hereunder shall be deemed a waiver of any other breach or default of this Agreement.

(h) Force Majeure - Neither party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, embargoes, epidemics, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, work stoppages, equipment failure, power blackouts, volcanic action, other major environmental disturbances, unusually severe weather conditions, inability to secure products or services of other persons or third party suppliers of such products and services, or transportation facilities or acts or omissions of transportation carriers. No delay or other failure to perform shall be excused pursuant to this Section 16(h) unless such delay or failure and consequences thereof are beyond the control and without the fault or gross negligence of the party claiming excusable delay or other failure to perform. In the event of any such excused delay in the performance of a party's obligation(s) under this Agreement, the due date for the performance of the original obligation(s) shall be extended by a term equal to the time lost by reason of the delay. In the event of such delay, the delaying party shall perform its obligations at a performance level no less than that which it uses for its own operations. In the event of a labor dispute or strike, the parties agree to provide service to each other at a level equivalent to the level they provide themselves during such dispute or strike,

(i) Construction - If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

(j) Entire Agreement - The provisions of this Agreement set forth the entire agreement and understanding between Company and NBC as to the subject matter hereof and supersedes all prior agreements, oral or written, and all other communications between Company and NBC relating to the subject matter hereof, other than the Securities Purchase Agreement, the Warrant, the Strategic Alliance Agreement and the Non-Disclosure Agreement between the parties. Nothing in this Agreement, express or implied, is intended to confer the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(k) Counterparts - This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one agreement, and shall become effective when one or more, such counterparts have been signed by each of the parties and delivered to the other party.

   This Agreement is accepted and agreed by:

NBC Multimedia, Inc.                        2 Way Media, Inc.

By: /s/ Vincent E. Grosso                   By:  /s/ Robert D. Roback
   --------------------------                  --------------------------

Name:  Vincent E. Grosso                    Name:  Robert D. Roback
     ------------------------                    ------------------------

Title:  VP NBC Interactive                  Title:  President
      -----------------------                     -----------------------

                                    EXHIBIT A


A.      Links on myLAUNCH Local Sites "jump page"

1. A link to a Product purchasing area which will permit users of the myLAUNCH Local Sites to purchase Products, which link may be accompanied or enhanced by certain mutually agreeable promotional material related to purchasing such Products (e.g., promotions of latest CD releases). This link will be the first link on the "jump pages" and shall be more prominent than the other links described below.

2. A link to the general myLAUNCH service page which page is reasonably similar to the current first page of the general service and which page permits the user to enter the general myLAUNCH service in its current "Guest" mode form, provided that such link may not contain any reference to any of the categories of information described in the last sentence of Section 2(b) (the "General Service Link").

3. A link to the "Features" section of myLAUNCH, as long as such section is in a form similar to its current form.

4.      A link to the "Album Review" section of myLAUNCH, as long as such section is in a form similar to its current form.

5.      A link to the "New Releases" section of myLAUNCH, as long as such section is in a form similar to its current form.

B.      Description of Services in myLAUNCH Guest Mode

1.      Music news

2.      Music features/interviews

3.      Concert news and features

4       Album reviews

5.      New release and upcoming release information

6       Certain artist information (i.e. biographies, discography)

7       Certain album information (i.e. song list, liner notes)